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                     August 1, 2022

       Paul Rouse
       Chief Financial Officer, Executive Vice President and Treasurer Thryv Holdings, Inc.
       2200 West Airfield Drive
       P.O. Box 619810
       D/FW Airport, TX 75261

                                                        Re: Thryv Holdings,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-35895

       Dear Mr. Rouse:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services